Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on July 19, 2010 (the “Effective Date”) by and between Nancy Dong M.S.., residing at 52 Young Avenue (the “Employee”), and ContraFect Corporation, a Delaware corporation with offices at 469 Seventh Avenue, 3rd Floor, New York, New York 10018 (the “Company”).

WHEREAS, the Company desires the Employee to serve as an Employee of the Company with the title and duties of it Vice President (VP) of Finance & Administration and the Employee desires to serve in such capacities;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties agree as follows:

1.	Engagement. The Company hereby agrees to engage the Employee as its VP of Finance & Administration, and the Employee hereby accepts such employment. Employee agrees to report to Company at a mutually agreed date prior to July 20, 2010.

2.	Term. The term of this Agreement will begin on the Effective Date and continue for three years (the “Term”), subject to earlier termination as provided herein. Thereafter, if this Agreement is not earlier terminated, this Agreement and the Employee’s service will be automatically renewed for successive one-year terms until terminated by either party in accordance with Section 12 below.

3.	Duties. As VP of Finance & Administration, Employee shall have responsibility for directing and managing the Financial and Administrative affairs of the Company. This includes preparation and monitoring of the budget, banking relations, financing responsibilities, maintenance of activities related to the Board of Directors, Human Resources and general Administrative functions. Employee shall report to the CEO.

4.	Monetary Compensation. Upon the Effective Date of this Agreement the Employee shall be paid a salary at the annual rate of one hundred seventy-five dollars ($175,000.00).

5.	Ownership. The Employee shall receive on the Effective Date a stock option grant of one hundred and ten thousand (110,000) options from the Company’s Stock Option Plan. These options shall have a ten-year life, vest pro rata over three (3) years and have a trigger price of $ 0.50.

6.	Registration of Shares and Options. The Company will include the shares purchased by the Employee and his stock options and the underlying warrants and the options of the Company in the initial registration statement it files under the Securities Act of 1933, as amended if and when it files, subject to approval by the underwriter and such lock-up period that the underwriter requires.

7.	Incentive Bonus.

a.	The Company will award an annual incentive bonus to the Employee. Such incentive bonus shall be based upon criteria mutually agreed upon by the Board and the Employee in the first thirty (30) days of each year of the Term. If the bonus criteria are met, the incentive bonus shall be paid to the Employee within thirty (30) days after the completion of the Company’s financial audit for such year. If all criteria are met, the bonus shall not be less than fifteen percent (15%) of salary in the same year. Such bonus shall be paid 50% in cash and 50% in equity securities of the Company as determined by the Board.

8.	Expenses. The Company will reimburse the Employee for travel and other expenses incurred by him in connection with his services, such reimbursement to be in accordance with policies adopted by the Board for senior executives.

9.	Benefits. During the Term of this contract, the Company shall include the Employee, his wife, and his dependent child in its program for standard health insurance as determined by the Board for senior executives.

10.	Indemnification. The Company agrees to hold harmless and indemnify the Employee to the fullest extent permitted by law and will hold the Employee harmless from and against any claim, liability or expense incurred by the Employee in connection with his relationship to the Company, consistent with the provisions of the Company’s certificate of incorporation and By-Laws and all in accordance with Delaware law and with policies adopted by the Board. The Employee shall not be indemnified in respect of any matter in which he is determined to have committed gross negligence. This obligation will include, where permitted in accordance with the foregoing, prompt payment in advance of any and all costs of defending the same, including payment of reasonable attorney’s fees and expenses.

11.	Early Termination. This Agreement will terminate prior to expiration of the Initial Term or any successive term upon any of the following:

a.	Death. The Employee’s employment shall terminate upon his death, and the Company shall pay to the Employee’s executor or trustee his salary, stock options accrued vacation and bonuses for the pay period, up to and including, his date of death.

b.	Permanent Disability. The Company may terminate the Employee’s service hereunder upon his Permanent Disability. For purposes of this Agreement, Permanent Disability means an illness or mental condition continuing for at least a period of six (6) consecutive months arising at any time during the Term, unless with reasonable accommodation the Employee could perform the essential functions of his position and making such accommodation would not result in an undue hardship to the Company.

c.	Termination for Cause. The Company may terminate the Employee’s service hereunder for Cause or the Employee may resign without Good Reason (as defined in section (d) below). For purposes of this Agreement, the term “Cause” means (i) Employee’s willful failure to follow reasonable instructions of the CEO or the Board to perform duties in accordance with this Agreement, (ii) conviction of the Employee for a felony, or (iii) the Employee’s breach of any non-competition and confidentiality agreements with the Company. If the Employee’s service is terminated for Cause, the Company will pay to the Employee the Base Salary accrued through the date of termination, together with all accrued but unreimbursed expenses, whereupon the Company will have no further obligations to the Employee under this Agreement.

d.	Termination by the Employee for Good Reason or by the Company without Cause. The Employee may terminate his service hereunder for Good Reason or the Company may terminate his service hereunder without Cause. For all purposes of this Agreement, the term “Good Reason” means, unless in each case the Employee has given his prior written consent thereto, (i) the Company substantially reducing the Employee’s duties, position, authority or responsibility hereunder and not reinstating the same within thirty calendar days after written notice from the Employee, (ii) material breach by the Company of its obligations under Sections 1 through 10 hereof if not remedied within thirty calendar days after written notice from the Employee, (iii) reduction of the Employee’s compensation as set by the Company for the preceding year, unless such reduction in compensation is required for all senior officers of the Company for budgetary reasons. If termination by the Employee for Good Reason or by the Company without Cause occurs, the Company will pay to the Employee (i) salary plus incentive bonuses and health care for 18 months, and (ii) all accrued but unreimbursed expenses incurred by the Employee through the date of such termination. Upon the full payment and transfer of assets listed above, the Company shall have no further obligations to the Employee under this Agreement.

e.	Termination Obligations. The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his service by the Company, belongs to the Company and will be promptly returned to the Company upon termination of this Agreement. “Personal property” includes, without limitation, business plans, marketing plans, all books, manuals, records, reports, notes, contract, lists, blueprints, and other documents, or materials, or copies thereof (including all computer files), and all other proprietary information belonging, or relating to the business of the Company or any affiliate. Following termination, the Employee will not retain any written or other tangible materials containing any proprietary information of the Company or any affiliate.

i.	Upon termination of this Agreement, unless extended annually as indicated in Section 2, the Employee will be deemed to have resigned from all offices and similar positions then held with the Company.

ii.	The representations and warranties contained herein and the Employee’s obligations under Section 12 below will survive termination of this Agreement. Any provision hereof required to give meaning and effect to such surviving provisions will also survive the termination of this Agreement.

12.	Restrictive Covenants.

a.	Confidential Information. The Employee acknowledges that, during the course of his service with the Company, he will have access to Confidential Information and materials not generally known outside the Company. For all purposes of this Agreement, “Confidential Information” means all information and materials (whether conceived or developed by the Employee or others), marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to the Company. During the Term of this Agreement, the Employee shall not, without prior consent of the Company, communicate or divulge any Confidential Information or materials to anyone other than the Company and its partners or affiliates and those designated by it unless required by law. The Employee acknowledges that Confidential Information is and shall remain the property of the Company. The confidentiality obligations hereunder shall not apply to Confidential Information which: (i) is, or later becomes, public knowledge other than by breach of this Agreement; or (ii) is in the possession of the Employee with the full right to disclose prior to its receipt from the Company, as evidenced by written records; or (iii) is independently received by the Employee from a third party, with no restrictions of disclosure. Furthermore, the Employee agrees not to use, without the Company’s approval Confidential Information for any purposes other than to perform duties for the Company hereunder. The Employee shall also execute the Company’s standard Confidentiality Agreement.

b.

Ownership of Copyrights and Patents and Intellectual Property. The Employee agrees that any work prepared for the Company from the date of this Agreement forward, which is eligible for copyright and patent protection under the laws of the United States or any other country and any proprietary know how developed by the Employee while rendering services for the Company, will vest in the Company. The Employee hereby grants, transfers and assigns all right, title and interest in such work and all copyrights and patents in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright and patents in such work, such assistance to be provided at the Company’s expense but without any additional compensation to the Employee if the Employee is then still serving as SrVP of Development of the Company or is otherwise employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure the Employee’s signature on any documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

c.	Litigation. The Employee agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Employee has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Employee is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. The Company agrees to pay all expenses incurred by the Employee, including prompt payment in advance of any and all claims (including reasonable attorney’s fees and expenses).

d.	Covenants not to Compete.

i.	Non-competition. The Employee acknowledges that his duties hereunder and the services he will provide to the Company are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to the Company, and that it would be difficult to locate any individual or individuals to replace the Employee in the performance of such duties and services. Therefore, during the Term and for a period of one year after termination of his service to the Company, the Employee will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of or have any direct or indirect investment in any business, person, partnership, association, firm, corporation, or other entity engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business of the Company.

ii.	The parties acknowledge that the Company does or will provide services on a worldwide basis and, accordingly, that it is not fair or appropriate to restrict the foregoing covenant geographically.

iii.	Non-diversion. During the Term, and for a period of one year after the date of termination of the Employee’s service with the Company, the Employee will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company which the Employee became aware of as a result of his employment with the Company.

iv.	Non-recruitment. The Employee agrees that the Company has or will invest substantial time and effort in assembling its workforce. Accordingly, the Employee agrees that during the Term and for a period of one year after the date of termination of the Employee’s service with the Company, the Employee will not (a) hire away any critical individuals who were employed by the Company during the one-year period prior to the date of termination of the Employee’s service with the Company, or (b) directly or indirectly, entice, solicit or seek to induce or influence any such employees to leave their service with the Company.

v.	Non-disparagement. The Employee and the Company mutually agree that, during the Term and for a period of five years thereafter, neither will directly or indirectly disparage the other.

vi.	Severability and Modification of any Unenforceable Covenant. It is the parties’ intent that each of the covenants set forth herein be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of such covenants is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions thereof will remain in full force and effect and will in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the covenants set forth herein are unenforceable because of over-breadth, then the court will modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

e.	Survival. The obligations set forth in Section 12d will survive termination of this Agreement.

14.	Miscellaneous

a.	No Impediment to Agreement. Except as otherwise disclosed herein, the Employee hereby represents to the Company that he is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement.

b.	Severability. Each Section, subsection and clause of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

c.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth above, or to such address as subsequently modified by written notice given in accordance with this Section 13(iii).

d.	Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect by the internal laws of the State of New York without regard to its conflict of law principles (other than Section 5-1401 of the New York General Obligation Law). Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court sitting in the Borough of Manhattan or any federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding for the enforcement of any award in connection with any arbitration proceeding and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, by removal or otherwise, in such federal court. Service of process, summons, notice or document by registered mail or overnight courier addressed to either Party shall be effective service of process for any suit, action or proceeding brought against such Party in such court.

e.	Successors and Assigns. This Agreement shall be binding upon each party’s successors, assigns, heirs, executors, and administrators. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the other, except that the Company may assign this Agreement to any of its affiliated entities, and this Agreement shall inure to the benefit of any successor of the Company, whether by merger, consolidation, sale of assets or otherwise. References herein to the Company shall be deemed to include any such successor or successors.

f.	Complete Agreement. This Agreement, together with the letter agreement, Appendix A, sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

g.	Waiver; Amendments. No modification of or amendment to this Agreement shall be valid unless in writing signed by the Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

h.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. It shall not be necessary for each party to execute the same counterpart hereof. The parties to this Agreement are authorized to execute this Agreement, and transmit a signed copy of same via facsimile to the other party, who hereby agrees to accept and rely upon such documents as if they bore original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONTRAFECT CORPORATION

By	/s/ Robert C. Nowinski
Robert C. Nowinski, Ph.D.
Its: Chief Executive Officer

EMPLOYEE:

/s/ Nancy Dong
Nancy Dong, M.S.

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